ON TECHNOLOGY PURSUES STRATEGIC OPTIONS FOR ITS MEETING MAKER PRODUCT
              TALKS AIMED AT REACHING AN ALTERNATIVE AGREEMENT WITH
                           MEETING MAKER INC. CONTINUE

WALTHAM, MA, JUNE 9, 2000 - ON Technology (NASDAQ: ONTC), a leading provider of advanced solutions for deploying and configuring software, today announced that it is pursuing alternative strategic options for its Meeting Maker product line. The Company stated that it has adjourned the Special Meeting of Stockholders held on May 26, 2000 to consider the proposal to sell the assets of the Meeting Maker business pending the outcome of talks with Meeting Maker, Inc.

"My team is focused on exploiting new market opportunities by providing the most advanced software deployment and configuration management solutions," said Robert L. Doretti, Chief Executive Officer of the Company. "We are currently in talks with Meeting Maker Inc. to achieve a new agreement that benefits both organizations."

"We are committed to completing an alternative agreement with ON Technology," said P. Michael Benninga, Chief Executive Officer of Meeting Maker, Inc. "We are confident that a deal can be reached in short order allowing Meeting Maker to continue to be the preeminent Calendar and Scheduling solution."

ABOUT ON TECHNOLOGY CORPORATION

ON Technology is a leading provider of advanced solutions for deploying software across corporate networks and the Internet. Global 2000 organizations such as MCI WorldCom, Deutsche Telekom, Citigroup, and Goodyear Tire & Rubber are using ON Command CCM to reduce costs, deliver a higher quality of service, and expedite technology initiatives for increased competitive advantage. ON Technology has formed business and technology alliances with major technology suppliers and service providers including Dell Computer Corporation, Microsoft Corp., Intel Corporation, IBM Global Services, and Unisys. Additional information about ON Technology Corporation can be found at www.on.com.

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         ON Technology and ON Command CCM are registered trademarks of
                           ON Technology Corporation.
All other brand names and trademarks are properties of their respective owners.


The statements in this news release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for products and services, development of markets for the Company's products and services and other risks identified in the Company's SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.